Exhibit 10.2
AMENDMENT NUMBER 1
TO
SEVERANCE AGREEMENT FOR BARRY A. POSNER
     This is Amendment Number 1 to the Severance Agreement by and between BIOSCRIP, INC. (the “Company”) and Barry A. Posner (the “Executive”) dated as of August 24, 2006 (the “Severance Agreement”).
§ 1.
     Pursuant to Section 3.5 of the Severance Agreement, the Severance Agreement hereby is amended to add a new Section 3.15 and a new Section 3.16 as follows:
     3.15. The payments, benefits and vesting, if any, to which Executive is entitled under Section 2 (and all other payments, benefits and vesting to which Executive may be entitled) shall be provided without regard to whether the deductibility of such payments, benefits and vesting would be limited or precluded by Section 280G of the Internal Revenue Code (“Section 280G”) and without regard to whether such payments (or any other payment, benefits and vesting) would subject Executive to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code (the “Excise Tax”). If any portion of the payments, benefits and vesting to or for Executive’s benefit (including, but not limited to, payments, benefits and vesting under this Agreement but determined without regard to this paragraph) constitutes an “excess parachute payment” within the meaning of Section 280G (the aggregate of such payments being hereinafter referred to as the “Excess Parachute Payments”), the Company shall promptly pay to Executive an additional amount (the “gross-up payment”) that after reduction for all taxes (including but not limited to the Excise Tax) with respect to such gross-up payment equals the Excise Tax with respect to the Excess Parachute Payments; provided, that to the extent any gross-up payment would be considered “deferred compensation” for purposes of Section 409A of the Internal Revenue Code (“Section 409A”), the manner and time of payment, and the provisions of this Section shall be adjusted to the extent necessary (but only to the extent necessary) to comply with the requirements of Section 409A with respect to such payment so that the payment does not give rise to the interest or additional tax amounts described at Section 409A(a)(1)(B) or Section 409A(b)(4) of the Code. The determination as to whether Executive’s payments, benefits and vesting include Excess Parachute Payments and, if so, the amount of such, the amount of any Excise Tax owed with respect thereto, and the amount of any gross-up payment shall be made at the Company’s expense by such certified public accounting firm as the Board of Directors may designate prior to a Change of Control.
     3.16. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A in accordance with the provisions below:
a)	The Agreement will be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A). In addition, the parties shall cooperate fully with one another to ensure compliance with Section 409A, including, without limitation, adopting amendments to arrangements subject to Section 409A and operating such arrangements in compliance with Section 409A.

b)	Notwithstanding any other provision of the Agreement to the contrary, to the extent any payment or benefit to be paid or provided to Executive pursuant to the Agreement as a result of the termination of his employment constitutes “non-qualified deferred compensation” subject to Section 409A, such payment or benefit shall be paid or provided to the Executive under the Agreement at such time as the Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A (without regard to whether such “separation from service” comes before, after or coincides with his termination of employment). For purposes of clarification, this paragraph shall not cause a forfeiture of any payment or benefits on the part of Executive, but shall only act as a delay until such time as a “separation from service” occurs.

c)	Notwithstanding any other provisions of the Agreement to the contrary, if any amount (including imputed income) to be paid to Executive pursuant to the Agreement as a result of Executive’s termination of employment is “deferred compensation” subject to Section 409A, and if Executive is a “specified employee” (as defined under Section 409A) as of the termination date, then, to the extent necessary to avoid the imposition of additional tax or other penalties under Section 409A, the payment of benefits, if any, scheduled to be paid by the Company to Executive hereunder during the first six-month period following the date of employment termination shall not be paid until the date which is the first business day which comes six months and a one day after the date the Executive has incurred a “separation from service” within the meaning of Section 409A. Any deferred compensation payments delayed in accordance with the terms of this Section shall be paid in a lump sum on the first day following such six-month and one day period.

d)	With respect to items eligible for reimbursement under the terms of the Agreement, (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year, (ii) no such reimbursement may be exchanged or liquidated for another payment or benefit, and (iii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A.

e)	It is intended that each installment of payments and benefits provided under the Agreement shall be treated as a separate identified payment for purposes of Section 409A. Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

f)	The Company agrees to act in good faith under this Section 3.1 based on the guidance available from the Treasury Department and Internal Revenue Service respecting the proper interpretation of Section 409A, but nothing in this Section 3.1 shall constitute, or be construed as, a covenant by the Company that no payment will be made or benefit will be provided which will be subject to taxation under Section 409A or as a guarantee or indemnity by the Company with respect to the tax consequences to any such payment or benefit.
§ 2.
     Except as expressly amended by this Amendment Number 1, the Severance Agreement shall remain in full force and effect.
§ 3.
     This Amendment Number 1 shall be effective as December 31, 2008.

BIOSCRIP, INC.

By:
	Richard H. Friedman	Barry A. Posner
Chief Executive Officer

Date:

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